Exhibit 10.2

AGREEMENT CONCERNING TERMINATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

This Agreement Concerning Termination of Employment Agreement and General Release (this “Agreement”) is entered into by and between GeoMet, Inc., a Delaware corporation (the “Company”), and Tony Oviedo (“Employee”), contingent upon the closing of the transaction contemplated by the Asset Purchase Agreement among the Company, GeoMet Operating Company, Inc., and GeoMet Gathering Company, LLC, as sellers, and ARP Mountaineer Production, LLC, as buyer, and Atlas Resource Partners, L.P. (the “Asset Purchase Agreement”).  The Company and Employee are sometimes referred to collectively in this Agreement as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Parties previously entered into an Amended and Restated Employment Agreement effective as of May 14, 2012 (the “Employment Agreement”); and

WHEREAS, pursuant to the Employment Agreement, Employee is entitled to receive “Severance Pay” (as defined in the Employment Agreement) and, if applicable, “Severance Benefits Continuation” (as defined in the Employment Agreement) if his employment is terminated under certain conditions in exchange for a “Release” (as defined in the Employment Agreement);

WHEREAS, in connection with the closing of the transaction contemplated by the Asset Purchase Agreement, the Parties mutually desire to terminate the Employment Agreement except as expressly set out below, to thereafter continue their employment relationship on an at-will basis, and, subject to the terms and conditions of this Agreement, for the Company to pay Employee an amount equal to the Severance Pay and an agreed additional amount equal to the estimated amount of the Severance Benefits Continuation if Employee were to become entitled to such Severance Benefits Continuation for the full number of months specified in the Employment Agreement even though Employee’s employment is not being terminated;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                      Termination of Employment Agreement.  The Parties mutually agree to terminate the Employment Agreement effective as of the “Closing Date” (as defined in the Asset Purchase Agreement) without further liability or obligation of any Party, including any obligation to pay the Severance Pay or Severance Benefits Continuation, provided, however, that the Parties acknowledge and agree that Employee’s obligations under Sections 9, 10, and 11 of the Employment Agreement and the Parties’ obligations under Sections 8, 12, and 14(f) of the Employment Agreement shall survive and not be impaired by the termination of the Employment Agreement.  To the extent the scope of any of the Parties’ continuing obligations depends on the Employment Agreement’s use of the word “Term” or the phrase “Termination Date,” then only for the purposes of the above-listed surviving provisions, the Parties agree that the Term shall be deemed to end on the date that Employee’s employment with the Company actual ends, and that such date shall be the Termination Date.  For avoidance of doubt, the Indemnification Agreement dated March 28, 2012 between the Company and Employee (“Indemnification Agreement”) is not affected by this Agreement and remains in full force and effect according to its terms.

2.                                      Payment.  The Company shall pay Employee (a) $630,000.00, less all required withholdings and deductions, which is equal to the Severance Pay, plus (b) $24,391.98, less all required withholdings and deductions, which is equal to the estimated amount of the Severance Benefits Continuation if Employee were to become entitled to such Severance Benefits Continuation for the full number of months specified in the Employment Agreement, with the sum of (a) and (b) being referred to for purposes of this Agreement as the “Payment”; provided, however, that Employee shall not be entitled to receive the Payment unless (x) Employee executes and returns to the Company prior to the Closing Date an Agreement Concerning Forfeiture of Restricted Stock and Restricted Stock Units under the GeoMet, Inc. 2006 Long-Term Incentive Plan in substantially the form attached as Exhibit A, and (y) Employee timely signs and returns this Agreement, and does not revoke his acceptance of this Agreement, all as set out in more detail below.  Employee acknowledges that no contribution from Employee or the Company will be made to any retirement, savings, or other benefit plan with respect to the Payment.

3.                                      Time and Manner of Payment.  Provided that Employee has satisfied all of the conditions to receive the Payment as set out in this Agreement, the Payment shall be paid in a single lump sum on the later of (a) the Company’s first regular payroll date that is at least ten (10) days after the date Employee has signed and returned this Agreement, and (b) the Company’s first regular payroll date that is at least ten (10) days after the Closing Date.

4.                                      Continued Employment.  Following the termination of the Employment Agreement on the Closing Date, Employee’s employment with the Company shall be on an at-will basis, terminable by either Party for any reason with or without notice.  Following the Closing Date, Employee shall continue to be a full-time employee and dedicate 100% of Employee’s working time to the Company.  Employee’s base salary following the Closing Date shall be $4,625.00 per week, less all authorized and required withholdings and deductions, payable on the Company’s customary payroll dates.  For the period from the Closing Date through August 31, 2014, Employee will accrue two weeks’ paid vacation leave (“Vacation”).  If the Company terminates Employee’s employment before August 31, 2014, or Employee is still employed by the Company on August 31, 2014, the Company will pay to Employee the amount of any unused Vacation to Employee.

5.                                      General Release.

(a)                                 In consideration of the Payment, the Employee voluntarily, completely, and unconditionally releases, waives, and forever discharges to the maximum extent permitted by law the Released Parties (defined below) from any and all claims, demands, liabilities, and causes of action of whatever kind or character, whether vicarious, derivative, or direct, and whether known or unknown (individually a “Claim” and collectively the “Claims”), that Employee now may have or ever have had against any of the Released Parties.

(b)                                 The Claims released and waived by this Agreement include without limitation any and all Claims (including for attorneys’ fees) (i) growing out of, resulting from, or connected in any way with Employee’s employment or the employment practices of the Company; (ii)

growing out of, resulting from, or connected in any way with the Employment Agreement or the termination of the Employment Agreement; (iii) for any bonus, or other incentive or extra compensation; (iv) based on the common law or any federal, state, or local statutory or constitutional provision that applies or is asserted to apply, directly or indirectly, to Employee’s employment, such as Claims based on contract or in tort (including for fraudulent inducement) or under any employment discrimination or fair employment practices statute, including but not limited to the Age Discrimination in Employment Act (“ADEA”); and (v) based on any other act, conduct, or omission of any of the Released Parties.

(c)                                  Employee acknowledges and agrees that Employee forever waives any right to recover, and will not request or accept, anything of value from any of the Released Parties as compensation or damages growing out of, resulting from, or connected in any way with Employee’s employment, the employment practices of the Company, the Employment Agreement or the termination of the Employment Agreement, or with any other act, conduct, or omission of any of the Released Parties, other than the Payment, whether sought directly by Employee or by any administrative agency or other public authority, individual, or group of individuals on Employee’s behalf.

(d)                                 This Paragraph 5 does not waive or release any rights of Employee that arise under this Agreement, any Claims under the ADEA that arise after the date Employee signs this Agreement, any indefeasible benefits (other than any entitlement to severance pay, separation pay, change-in-control pay, or similar payments) under an employee benefit plan, any right to indemnification or contribution, for coverage under officer and director liability policies (if any), or any rights, Claims, or relief that cannot by law be released.

(e)                                  The “Released Parties” are (i) the Company; (ii) any parent, subsidiary, affiliate, predecessor, successor, or assign of the entities named or described in clauses (i) to (ii); and (iii) any current or former officer, director, partner, shareholder, owner, member, manager, joint venturer, trustee, fiduciary, agent, employee, associate, representative, administrator, investment advisor, employee benefit plan sponsored or maintained by, insurer, or attorney of or for any of the entities and persons named or described in clauses (i)-(iii) and in any capacity.

(f)                                   The Parties agree and acknowledge that nothing in this Agreement precludes Employee from (i) from filing a charge or complaint with, providing information to, or cooperating with an investigation being conducted by, a government agency (such as the Equal Employment Opportunity Commission) or (ii) giving truthful testimony under oath in any legal proceeding or making truthful statements or disclosures that are required by law or valid legal process.

6.                                      Acceptance; Right to Revoke Acceptance; Effective Date; Contingent Agreement.  Employee understands that he can accept this Agreement at any time before the close of business on the 21st day after the date he first received it, by signing it without change and returning it to the attention of Barbara Crumpton, personally or by e-mail at bcrumpton@geometcbm.com. Employee further understands that he can revoke his acceptance of this Agreement by so notifying Ms. Crumpton in writing within seven days after he signs and returns this Agreement, but if he does so, this Agreement will not become effective and enforceable and Employee will not be eligible for and will not receive the Payment.  If Employee does not timely revoke his acceptance, this Agreement will become effective and enforceable on the eighth day after he signs and returns it to Ms. Crumpton.  The Parties agree that this Agreement is contingent on the closing of the transaction contemplated by the Asset Purchase Agreement and, notwithstanding anything in this Agreement to the contrary, this Agreement will not become effective, will be void, and neither Party shall have any rights or obligations under it, in the event such transaction does not close.

7.                                      Acknowledgments.  By signing this Agreement, Employee acknowledges that (a) he is advised by this paragraph to consult an attorney concerning the meaning and effect of this Agreement; (b) he has had sufficient time, and at least 21 days at his option, to consider this Agreement and to consult an attorney if he so wished to do so; (c) he has read this Agreement and fully understands the meaning and effect of signing it; (d) his execution of this Agreement thus is knowing and voluntary; (e) he is not relying on any written or oral statement or promise from the Released Parties that are not set out in this Agreement; (f) pursuant to this Agreement he is receiving consideration in addition to anything of value to which he otherwise is or would be entitled to receive; (g) he has not made any modifications to the Agreement as it was originally presented to him or that have not been approved by the Company in writing (including Company-made or accepted revisions to this Agreement); (h) that any modifications to the Agreement, whether material or immaterial, that are made or approved by the Company after it was originally presented to him do not extend the period of time for him to consider and accept this Agreement; (i) this Agreement contains and constitutes the entire understanding and agreement between him and the Company relating to its subject matter and, except for the Indemnification Agreement and Agreement Concerning Forfeiture of Restricted Stock and Restricted Stock Units under the GeoMet, Inc. 2006 Long-Term Incentive Plan, supersedes all other agreements and understandings between the Parties; and (j) the promises and undertakings of the Company set out in this Agreement are contingent on Employee’s compliance with his continuing obligations under the Employment Agreement, as set out above in Section 1.  The Parties agree that this Agreement is binding on and inures to the benefit of the Parties and their respective heirs, legal representatives, successors and permitted assigns.

8.                                      Governing Law; Venue; Jury-Trial Waiver; Modifications.  The Parties (i) agree that this Agreement is governed by and shall be construed and enforced in accordance with Texas law, excluding its choice-of-law principles, except where federal law may preempt the application of state law; (ii) agree to submit and consent to the exclusive jurisdiction, including removal jurisdiction, of the state and federal courts located in Harris County, Texas (or the county where the Company’s principal executive offices are located if different) for any action or proceeding relating to this Agreement or Employee’s employment; (iii) waive any objection to such venue; (iv) agree that any judgment in any such action or proceeding may be enforced in other jurisdictions; (v) irrevocably waive the right to trial by jury and agree not to ask for a jury in any such proceeding; and (vi) agree that this Agreement can be modified only in a writing signed by Employee and by the Chair of the Board of Directors of the Company (or his designee).

[Signature Page Follows]

AGREED:

COMPANY		EMPLOYEE

By:	/s/ Michael Y. McGovern	By:	/s/ Tony Oviedo
	Name: Michael Y. McGovern		Name: Tony Oviedo
Title: Chair of the Board

Date Signed:	May 12, 2014	Date Signed:	May 12, 2014